NON-EXCLUSIVE USR LICENSE AGREEMENT

THIS **NON-EXCLUSIVE USR LICENSE AGREEMENT** (this "**Agreement**") is made by and between:

USR RESOURCES LLC, a limited liability company organized and existing under the laws of the State of Texas, having its principal office at Two Riverway, Suite 1710, Houston, Texas 77056 ("**USRR**")

and

MAVERICK ENERGY GROUP, LTD., a corporation organized under the laws of the State of Nevada, having its principal office at 135 Jenkins Street, Suite 105B-356, St. Augustine, Florida 32086 ("**Licensee**")

(collectively the "**Parties**" and individually a "**Party**").

WITNESSETH THAT:

WHEREAS USRR is the owner of certain Intellectual Property and specialized Equipment relating to Ultra-Short Radius Drilling ("**USRD**");

WHEREAS Licensee desires to obtain from USRR a license to use Equipment and receive USRD Technical Information and related Intellectual Property to operate USRR's Ultra-Short Radius drilling systems and related Equipment; and

WHEREAS USRR is willing to grant to Licensee a license on the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1. DEFINITIONS

1.0 "**Effective Date**" means the date this Agreement becomes effective, which date will be the date the License Fee has been received by USRR.

1.1 "**Equipment**" means Licensed Units, Unit Inventory, and all other drilling, surveying, milling, fishing, and ancillary equipment used in the USRD Process.

1.2 "**Intellectual Property**" means copyrights, patents, trademarks, trade secrets, designs, drawings, formulas, manuals, techniques, and publicity rights.

1.3 "**License**" means the license described in Section 2.

1.4 "**Licensed Unit**" means a fully equipped forty-foot (40') workshop shipping container. Each Licensed Unit will include a Unit Inventory.

1.5 "**Owned Properties**" means oil and gas leases and fee interests in which Licensee owns a working interest of 10% or more or is earning a working interest of 10% or more for providing USRD services.

1.6 "**Territory**" means the onshore United States of America.

1.7 **"Ultra-Short Radius," "USR," "Short Radius," and "SR"** each means a certain well design defined by Radius of Curvature (ROC) and/or Build Up Rate (BUR) per 100 feet or per 30 meters.

1.8 "**Unit Inventory**" includes, but is not limited to, any material such as drill bits, USRD mud motors, USRD RSS, gyros, steering tools, Titanium Drill Pipe (TDP), fishing tools, milling tools, and hand tools.

1.9 "**USRD Process**" means the apparatus and methodology by which a USR well is planned, drilled, and completed.

1.10 "**USRD Technical Information**" means data, plans, specifications, workflow sheets, drawings, instructions, and similar information relating to design specifications for the Licensed Units and for the practicing of the USRD Process. Furthermore, it means any information, technical data or know-how related to any aspect of USRR's business (including, without limitation, research findings, products, proposals, formulas, test results, product developments, discoveries, inventions, processes, designs, specific application of equipment, drawings, conceptual ideas, trade secrets, know-how, engineering studies, marketing reports and data, customer lists, identities of actual or potential business partners or customers, business plans and proposals, business models, and financial information), which is disclosed by USRR to Licensee, either directly or indirectly, in writing, orally, electronically, graphically, or by drawings, plans, inspection of products, tests, or otherwise.

2. LICENSE

2.1 Subject to the terms and conditions of this Agreement, USRR hereby grants to Licensee a non-exclusive and non-transferable license within the Territory on the following terms:

(a) To practice and deploy the USRD Process using Licensed Units for the purpose of drilling USR and SR wells on Owned Properties.

(b) To acquire the Equipment for one or more Licensed Unit(s) from USRR to be located anywhere within the Territory using USRD Technical Information for the purpose of drilling USR and SR wells on Owned Properties.

(c) To purchase additional Equipment for the purpose of drilling USR and SR wells in the Territory on Owned Properties subject to USRR'S written approval, which will not be unreasonably withheld.

(d) To acquire the know-how for the USRD Process and receive training in the USRD Process and future enhancements and upgrades to the USRD Process.

(e) To use, for the purpose of marketing the USRD Process, USRR's trade or brand names; trademarks and service marks; the following phrases: USR drilling, USR drilling services, ultra-short radius drilling, USR technology; and the following logo, which will be displayed on all Licensed Units, promotional material, website, work clothing, and such other things and places where such display is appropriate.

(f) Licensee will share operating data, drilling data, production results, definitive well trajectories, daily drilling reports, and end of well reports on every well drilled in the Territory with USRR at no cost to USRR.

(g) Licensee will never, under any circumstances, sell, design, manufacture, supply, or disclose USRD Technical Information or the USRD Process to any person, entity, or party without the prior written consent of USRR, such consent to be in the sole discretion of USRR. For the purpose of marketing and subject to prior consent, such consent to be in the sole discretion of USRR, Licensee may include necessary introduction of USRD Technical Information in marketing leaflets or lectures.

(h) Licensee may provide its own USRD manager and undertake the drilling of USR wells on its own after the Parties reasonably agree that the Licensee is capable of drilling USR wells. In the event Licensee provides its own USRD manager, Licensee will be required to enter into a USRD engineering and training agreement with USRR under which USRR will provide the project and drilling engineering, quality assurance, engineering, and drilling supervision and training of Licensee personnel.

(i) Licensee will have the right to contract with general contractors, subcontractors, operators, consulting firms, engineering firms, or any other necessary parties, provided all such parties have signed appropriate non-disclosure and confidentiality agreements that prevent them from violating the terms of this Agreement applicable to Licensee's possession and use of USRD Technical Information. **LICENSEE WILL INDEMNIFY, DEFEND, AND HOLD USRR HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, AND OTHER LIABILITIES THAT MAY ARISE FROM ANY SUCH THIRD PARTY'S BREACH OF SAID NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENTS.**

(j) USRR will provide reasonable training for Licensee drilling engineers and directional drillers for the first Licensed Unit and as requested for subsequent Licensed Units as set forth in Section 6. All Licensee personnel will enter into proper confidentiality agreements with Licensee. **LICENSEE WILL INDEMNIFY, DEFEND, AND HOLD USRR HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, AND OTHER LIABILITIES THAT MAY ARISE FROM ANY SUCH PERSONNEL'S BREACH OF SAID CONFIDENTIALITY AGREEMENTS.**

(k) The License will extend to wholly-owned subsidiaries of Licensee only.

(l) For the avoidance of doubt, the License is a non-exclusive License and USRR may enter into other agreements with and grant licenses to other parties within the Territory.

3. LICENSE FEE; ASSIGNMENT OF INTERESTS AND PAYMENT OF CASH EARNED

3.1. In consideration of the License granted by USRR pursuant to Section 2.0 of this Agreement, Licensee will pay and issue to USRR or its assignees the License Fee specified in the "Heads of Agreement USR Technology License" duly executed between the parties with an effective date of May 14, 2020 in accordance with the terms specified therein.

3.2. On any well where USRD services are provided by Licensee in order to earn an interest in such well, Licensee shall (a) transfer and assign to USRR ten percent (10%) of all working interest, overriding royalty interest or other interest earned or received by Licensee and (b) pay to USRR an amount equal to ten percent (10%) of any cash or other consideration received by Licensee.

4. FIRST LICENSED UNIT

4.1. No later than thirty (30) business days after the Effective Date, USRR will provide to Licensee a complete inventory of the Equipment required for the Unit Inventory for the first Licensed Unit.

4.2. No later than twelve (12) months after the Effective Date, Licensee will order the First Licensed Unit from USRR and USRR will issue purchase orders to the manufacturers and suppliers of the Equipment, provide copies of the purchase orders to Licensee and invoice Licensee for the purchase price of the Equipment. Licensee will pay the purchase price and shipping costs in accordance with Section 5 below.

4.3. Prior to delivery of the First Licensed Unit, USRR will provide to Licensee equipment similar to a Unit Inventory to enable Licensee to drill USR wells on Owned Properties, if USRR has such equipment available and not otherwise deployed. The rates charged for the use of such equipment will be those normally charged by USRR and will be paid by Licensee.

5. EQUIPMENT PURCHASE AND PAYMENT TERMS

5.0 Other than as stated in Section 5.6 below, USRR will provide Licensee with any and all Equipment as and when required and Licensee will purchase all such Equipment from USRR.

5.1 USRR will provide Licensee with the prices for all Equipment. The prices will price be updated as and when required. Unless otherwise agreed in writing, all prices for Licensee will be shown ex-works the manufacturer's or USRR's facility and will include a mark-up of fifteen percent (15%) of the manufacturer's price.

5.2 USRR will obtain shipping quotes to Licensee's destination, which will be specified by Licensee, and shipping charges will be paid by Licensee.

5.3 USRR will provide Licensee with copies of all quotations, terms, invoices, certificates of compliance, and accompanying documentation for Equipment purchased.

5.4 Licensee will pay the applicable purchase price for each Licensed Unit and Equipment replacement order pursuant to the terms of the Equipment Purchase Agreement.

5.5 If payment of any amount payable as specified in the Equipment Purchase Agreement is past due, Licensee will pay to USRR interest calculated at one percent (1%) per month, or if usurious, the highest allowable interest rate under applicable law, on the overdue amount for the period from the date the amount became due until the amount has been paid.

6. DRILLING & ENGINEERING SERVICES AND TRAINING

6.0 USRD drilling engineering and directional drilling services will be supplied by USRR in order to support ramp up operations for the first Licensed Unit. Additional USRR drilling engineering and directional drilling services may be provided for additional Licensed Units as requested by Licensee until the know-how has been transferred to Licensee and Licensee is capable of performing its own drilling engineering and training and drilling USR wells. The cost of such services will be paid by Licensee.

6.1 USRR will provide reasonable on-site training, monitoring, supervision, and other services to Licensee, in a manner agreed to by the Parties, for training of Licensee's personnel in operation and maintenance of the first Licensed Unit, including, but not limited to, training on well candidate evaluation and selection procedures and process, well planning, well programming, well preparation, drilling and completion operations, equipment maintenance, daily drilling reports, end of well reports, and equipment inventory record keeping. The cost of such services will be paid by Licensee.

6.2 Subject to the foregoing, USRR may provide in-office training seminars at Licensee's facility to its company personnel.

6.3 Subject to the foregoing, Licensee will be entitled to on-line technical support from USRR's home office when requested.

6.4 If additional engineering and training services are provided by USRR to Licensee, the cost of such services will be paid by Licensee.

7. PATENTS, LICENSING, AND IMPROVEMENTS

7.0 If, at any time during the term of this Agreement, any new invention, development, improvement, modification, improved process, technology, manufacturing or processing technique, process, method, or design change, including, without limitation, to any USRD Technical Information or the USRD Process (collectively, a "**Development**"), based on or arising out of the USRD Technical Information or the USRD Process, or utilizing, improving, or making better use thereof, will become available to Licensee or any of its affiliates, employees, or agents

(whether or not protectable under applicable law), and as often as the same occurs, Licensee will promptly disclose the same to USRR and will furnish to USRR all relevant information pertaining thereto. All such Developments will be the sole and exclusive property of USRR, will be licensed by USRR to Licensee pursuant to all of the terms of this Agreement, and will be included within the definition of USRD Technical Information and/or the USRD Process, as used in this Agreement. In addition, in the event of any Development at any time during the term of this Agreement by or on behalf of Licensee, Licensee will, in each such event provide the same full disclosure of each such Development to URSS, and will immediately grant to USRR exclusive ownership thereof to forever and exclusively make, use, sublicense, and otherwise commercialize such Development throughout the world, without compensation to Licensee, and Licensee will do all acts that may be or become necessary to effect such right and license, including, without limitation, the execution, delivery, acknowledgement, and/or filing of such instruments as may be necessary therefor, and, in connection with all of the same, Licensee hereby designates USRR as Licensee's attorney-in-fact to do all such necessary acts, including, without limitation, delivery, acknowledgement, and/or filing of all such instruments. For the avoidance of doubt, the obligations of Licensee pursuant to this Section 7.1 will apply throughout the term of the licenses granted pursuant to this Agreement and thereafter.

7.1 USRR will make Developments available and grant use thereof to Licensee.

7.2 For all purposes, and for all proceedings of any type or form, in any forum, Licensee hereby stipulates that all claims of USRR to the USRD Technical Information are valid and enforceable; and (b) Licensee also stipulates that, but for the licenses granted herein, the sale, design, manufacture, supply, or disclosure of USRD Technical Information or the USRD Process would constitute infringement of USRR's claims to the USRD Technical Information. In furtherance thereof, Licensee hereby agrees, on behalf of itself and its affiliates, that (a) they will not initiate, continue or voluntarily assist with respect to any action of whatever name or form, in any forum worldwide, that challenges or calls into question the validity or enforceability of USRR's claims to the USRD Technical Information or acts to limit the potential infringement scope of USRR's claims to the USRD Technical Information; and (b) they agree that they will not voluntarily assist any third party's attempt to challenge the validity or enforceability of USRR's claims to the USRD Technical Information or any third party's attempt to limit the potential infringement scope of USRR's claims to the USRD Technical Information in any forum worldwide. Should Licensee or its affiliates violate the provisions hereof, the licenses granted to Licensee hereunder will immediately terminate. Licensee further recognizes that in the event Licensee or its affiliates breach this Section 7.3, USRR will be entitled to immediate injunctive relief declaring the licenses granted to Licensee hereunder are terminated effective as of the date of the breach of this Section 7.3.

8. USRR OBLIGATIONS

8.0 USRR will provide Licensee with USRD Technical Information, including operations manuals, operating instructions, formulas, forms, drawing, designs, software, and notes required for the design and construction of a USRD well and operation of a Licensed Unit.

8.1 USRR will provide to Licensee the following business development information: Power Point presentations, articles and publications, videos, contracts, business references, drilling data forms, logos, artwork, and website design material.

8.2 USRR will provide training of Licensee's personnel in operation and maintenance of a Licensed Unit, as specified in Section 6.

8.3 USRR will provide the services necessary for Licensee to enjoy and use the License as defined in Section 2.

9. RESTRICTION ON USE AND CONFIDENTIALITY

9.0 Licensee will have the exclusive right to use the USRD Process within the Territory on Owned Properties subject to the restrictions on use and confidentiality provided below. Otherwise, this Agreement, and the License granted hereunder, do not confer any rights upon Licensee except to the extent specifically provided for in this Agreement.

9.1 Licensee may acquire as many Licensed Units as it wishes subject to the terms of this Agreement.

9.2 Licensee acknowledges and agrees that the USRD Technical Information and the USRD Process are confidential and proprietary to USRR. Accordingly, Licensee will, and Licensee will cause its affiliates, employees, agents, and independent contractors of Licensee to use all best efforts to maintain the USRD Technical Information and the USRD Process supplied by or received from USRR under this Agreement or otherwise secret and confidential, and will exercise the same degree of care to maintain secret and confidential such USRD Technical Information and the USRD Process as Licensee would be expected to exercise with respect to a new product, information, know-how, or process which it wishes and attempts to maintain secret and confidential. Except to the extent expressly provided herein, neither Licensee, nor any of its respective affiliates, employees, agents, or independent contractors, will use, sell, disclose, market, or transfer, directly or indirectly, any of the USRD Technical Information or the USRD Process to any third person without first obtaining USRR'S written consent thereto, and Licensee will take all necessary precautions to prevent third persons from discovering, acquiring, or using such USRD Technical Information or the USRD Process.

9.3 Licensee will not use USRD Technical Information supplied to Licensee, directly or indirectly, in writing or otherwise under this Agreement for any other purposes than those pertaining to exercising the right and License granted by USRR pursuant to this Agreement.

9.4 Licensee will ensure that its executives and employees who will have access to USRD Technical Information will be under obligation to abide by the confidentiality obligations imposed on Licensee pursuant to this Agreement. **LICENSEE WILL INDEMNIFY, DEFEND,**

AND HOLD USRR HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, AND OTHER LIABILITIES THAT MAY ARISE FROM ANY SUCH THIRD PARTY'S BREACH OF SAID NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENTS.

9.5 Licensee acknowledges that USRR uses or may use certain equipment and technology within the USRD Process that belongs to other companies. Licensee will be bound by any confidentiality and non-disclosure requirements imposed by those other companies.

9.6 In addition to any other right or remedy available to USRR under this Agreement, Licensee acknowledges that a breach by Licensee of the provisions of this Section 9 would cause irreparable harm to USRR, that legal damages are not sufficient to remedy any such breach, and that the sufficiency of legal damages will not constitute a ground for opposing any action for equitable and/or injunctive relief with respect to any breach or prospective breach by Licensee of any such provision, the independent right to which equitable or injunctive relief is hereby specifically granted to the maximum extent permitted by applicable law, without the necessity of the proof of actual damages, or, to the extent permitted by law, the posting of a bond. In the event USRR does apply for equitable or injunctive relief, Licensee will not raise as a defense thereto that USRR has an adequate remedy at law.

10. RELATIONSHIP WITH SUB-COMPONENT SUPPLIERS

10.0 Licensee acknowledges that USRR uses or may use sub-component technologies within the USRD Process that belong to other companies. Licensee will be required to use some of the sub-component suppliers because of their critical nature to the USRD Process.

10.1 Licensee will be subject to whatever confidentiality obligations are imposed by the sub-component suppliers to the same extent Licensee is obligated to USRR under Section 9.

11. PATENT INFRINGEMENT AND HOLD HARMLESS

11.0 USRR has no knowledge of any pending claim against USRR regarding the practice of the USRD Process in a Licensed Unit as infringement of any valid patent rights of a third party.

11.1 Licensee will promptly advise USRR in writing of any claim of infringement or any action for infringement of patents brought against it by a third party and based upon the practice of the USRD Process in a Licensed Unit. If such use or practice is in accordance with all instructions given in writing by USRR specifically for the Licensed Unit, strictly construed, and Licensee has not altered the USRD Process or the Licensed Unit in any way, USRR will, at the request of Licensee, undertake the defence, or assist Licensee in the defence, of the claim or suit to final judgement or settlement.

11.2 If USRR undertakes the defence pursuant to Section 11.2 of this Agreement, USRR will have sole charge and direction of the defence and will pay all costs related thereto. USRR will further hold Licensee harmless from any damages or other sums that may become payable by Licensee under a final judgement or settlement, subject to the limitation specified in Section 13 of this Agreement. However, Licensee will render to USRR all reasonable assistance that may be

required by USRR in the defence and will have the right to be represented by legal counsel of its own selection and at its own expense.

11.3 In addition to the measures specified in Section 11.2 of this Agreement, USRR may further, at its option and in the alternative, seek to abate the alleged infringement by modification of the USRD Process or the Licensed Unit and/or secure for Licensee immunity from suit for infringement. In such case, USRR will reimburse Licensee for all costs related to said modifications and/or to said immunity.

11.4 It is understood that the total financial liability of USRR under this Section 11 will be subject to the limitation specified in Section 13 of this Agreement.

11.5 Notwithstanding anything to the contrary contained herein, Licensee will indemnify, defend, and hold USRR, its affiliates, employees, and agents, harmless from and against any and all liability, damage, loss, cost, and/or expense, including, without limitation, reasonable attorneys' fees, which they may sustain or incur in any action brought or claim made by any person, irrespective of the theory on which such action or claim may be based, and whether for the death of or injury to any person, damage to any property, or otherwise, provided that any such liability, damage, loss, cost, and/or expense arises from or such action or claim is based on or related to: (a) the operations of Licensee or any of its employees or agents, or any acts or omissions of any of the same, including, without limitation, the production, manufacture, sale, use, consumption, of the Licensed Units, the USRD Equipment, the USRD Process, or the USRD Technical Information; or (b) any breach by Licensee of any of its obligations under the terms of this Agreement.

12. PERFORMANCE AND WARRANTIES

12.0 USRR will use commercially reasonable efforts to ensure that a Licensed Unit will be capable of drilling USR wells based on USRR's experience with the USRD Process. Licensee acknowledges and agrees that USRR makes no representation or warranty regarding the number of wells each Licensed Unit may drill or the likely mechanical or commercial success of any well, any such representations and warranties, express or implied, being hereby waived and released in full by Licensee.

12.1 USRR will use commercially reasonable engineering practices in its engineering work. USRR will use commercially reasonable efforts to cause the USRD Equipment suppliers to pass on any warranties for workmanship that are customary and usual in the industry.

12.2 **EXCEPT AS SET FORTH IN THIS SECTION 12, USRR MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OF NON-INFRINGEMENT, OF SCOPE OF PATENT RIGHTS, OR OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY INTELLECTUAL PROPERTY LICENSED OR USRD EQUIPMENT SOLD TO LICENSEE HEREUNDER, AND USRR HEREBY DISCLAIMS ALL OF THE SAME. USRR PROVIDES NO GUARANTEE OR OTHER ASSURANCE THAT LICENSEE'S USE OR COMMERCIALIZATION OF THE RIGHTS LICENSED HEREIN WILL BE PROFITABLE OR SUCCESSFUL, AND THE RISK OF**

PROFITABLE OR SUCCESSFUL OPERATIONS WILL BE SOLELY UPON LICENSEE. LICENSEE HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON ANY REPRESENTATION OR WARRANTY OF USRR THAT THE RIGHTS LICENSED HEREIN WILL BE OF VALUE TO LICENSEE OR THAT ANY GIVEN LEVEL OF REVENUES OR PROFITS WILL BE ACHIEVED THEREFROM.

13. LIMITATION OF LIABILITY

13.0 In no event will USRR or any of its affiliated companies, or any of their owners, officers, directors, managers, employees, or agents, be liable for any indirect or consequential damage resulting from any claims or liabilities arising under this Agreement, including, but not limited to, any delay or loss of time in bringing a Licensed Unit into operation or any loss of production or profit of a Licensed Unit.

13.1 To the extent that remedies (by way of USRR reimbursement of costs, liquidated damages, or otherwise) are specified in this Agreement for default by USRR under this Agreement, such remedies will constitute full and final settlement of USRR's liabilities in respect of the related default.

13.2 **NOTWITHSTANDING ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, USRR'S AGGREGATE CUMULATIVE LIABILITY HEREUNDER WILL NOT, UNDER ANY CIRCUMSTANCES, EXCEED THE AGGREGATE AMOUNT OF ONE HUNDRED PERCENT (100%) OF THE LICENSE FEE PAID TO USRR. USRR WILL NOT BE RESPONSIBLE OR LIABLE IN ANY EVENT FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF USRR IS ADVISED OF THE POSSIBILITY OF THE SAME. THIS LIMITATION OF USRR'S LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE. THE STATED EXPRESS WARRANTY IS IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF USRR ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY AND USE USRD PROCESS, OR THE USRD TECHNICAL INFORMATION, THE RISK OF THE QUALITY AND PERFORMANCE OF THE USRD PROCESS, OR THE USRD TECHNICAL INFORMATION IS UPON LICENSEE, AND LICENSEE UNDERSTANDS THAT THE FEES CHARGED HEREUNDER BY USRR SPECIFICALLY REFLECT THE ALLOCATION OF RISK AND ALL LIMITATIONS OF LIABILITY OF USRR PROVIDED FOR IN THIS SECTION 13.3.**

14. DEFAULT AND REMEDIES

14.1 If any dispute arises out of the provisions of this Agreement, its construction, or the breach thereof, which cannot be settled amicably, the Parties are required to enter into mediation with a single independent mediator, selected jointly by the Parties. Both Parties agree to put forth commercially reasonable efforts to resolve the dispute through mediation. In the event mediation is not successful in resolving the dispute and legal action is required to enforce any provision of this Agreement by one of the Parties, this Agreement will be construed and governed by the laws of the State of Texas, without regard to its conflict of law rules. Under such circumstance, any dispute arising from or in connection with this Agreement will be submitted to the exclusive

jurisdiction and venue of the state and federal courts sitting in Harris County, Texas, and each of the Parties hereby agrees and submits itself to the exclusive jurisdiction and venue of such courts for such purpose.

14.2 USRR will have the right to rescind the License granted hereunder and cancel this Agreement:

a) if Licensee fails to make any of the required License Fee payments;

b) if Licensee fails to make any payment or assignment of any interest to USRR required under the terms of this Agreement or any secondary agreements of the Parties referenced in this Agreement;

c) if Licensee uses or attempts to use the Equipment outside the Territory or in the Territory but on property other than an Owned Property or for a purpose other than drilling oil and gas wells;

d) if Licensee is in breach of its obligations under this Agreement or if Licensee has not constructed and commenced operation of a Licensed Unit within one (1) year from the date of execution of this Agreement;

e) if there is a change of control of Licensee, which for the purposes of this Agreement shall mean the occurrence of any of the following events: (i) an acquisition of Licensee by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), or (ii) a sale of all or substantially all of the assets of Licensee (collectively a "Merger"), so long as in either case Licensee's stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity; or

f) if Licensee becomes insolvent, goes into liquidation, makes voluntary arrangements with creditors or ceases to do business.

14.3 In the event of rescission of the License and cancellation of this Agreement by USRR:

a) Licensee will continue to be bound by any confidentiality requirements of this Agreement and USRR will retain any and all payments of cash or securities made to it by Licensee; and

b) USRR will have the exclusive right to purchase all Equipment owned by Licensee at the lesser of (i) fifty percent (50%) of the purchase price paid for the Equipment by Licensee or (ii) a third-party valuation of the Equipment.

15. LICENSEE'S RECORDS AND INFORMATION

15.1 In addition to all other obligations of Licensee hereunder, Licensee will keep full and accurate records concerning its USR operating data, drilling data, production results, definitive

well trajectories, daily drilling reports, and end of well reports on every well drilled using the USRD Process, Licensed Units, USRD Equipment, and/or USRD Technical Information. Such records will be retained by Licensee for at least sixty (60) months after the expiration of each calendar year.

15.2 USRR will have the right, at any time and from time to time, to audit, review, and/or make copies of any such records of Licensee, and Licensee will provide reasonable assistance to and cooperation with USRR in relation to any such review.

15.3 No later than ten (10) business days after the end of each calendar quarter and year Licensee will provide current and complete financial statements for Licensee for such calendar quarter and year, certified as true and correct by Licensee's chief financial officer or certified public accountant.

16. MISCELLANEOUS

16.1 This Agreement (including any secondary agreements of the Parties referenced in this Agreement) sets forth the entire and sole understanding between Licensee and USRR with respect to the subject matter hereof, unless otherwise expressly specified in this Agreement. No change in, addition to, or waiver of the provisions of this Agreement will be binding upon Licensee or USRR unless approved in writing by authorized representatives of both Parties and with express reference to this Agreement.

16.2 Licensee will be responsible for filing and obtaining all permits necessary to construct or operate the USRD Process and Licensed Units. USRR will reasonably assist in the process by providing readily available engineering data necessary to file the permits.

16.3 No assignment of this Agreement will be valid until and unless all provisions of this Agreement have been assumed in writing by the assignee. When duly assigned in accordance with the foregoing, this Agreement will be binding upon and will inure to the benefit of the assignee.

16.4 Neither Party will be in default hereunder by reason of any failure or delay in the performance of any obligation hereunder where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such Party. Such causes will include, without limitation, storms, floods, other acts of nature or God, fires, explosions, riots, war, insurrection, terrorism, or civil disobedience, strikes or other labor unrest, embargoes, and other governmental actions or regulation which would prohibit either Party from performing its obligations hereunder, delays in transportation, and inability to obtain necessary labor, supplies, or facilities (collectively, an event of "**Force Majeure**"). Notwithstanding the foregoing: (a) the foregoing provisions of this Section will not excuse any failure of timely payment of any amount due or to become due pursuant to the provisions of this Agreement; (b) the failure of Licensee to obtain any permit will be deemed not to be a Force Majeure event hereunder; and (c) in the event of any Force Majeure event, the Party claiming Force Majeure will be excused from performance only for the period the Force Majeure event continues, but not to exceed one hundred twenty (120)

days, and such Party will utilize its best efforts to cure the Force Majeure conditions at the earliest practicable date.

16.5 If one or both of the Parties should be prevented from fulfilling their obligations under this Agreement by an event of Force Majeure lasting continuously for a period of one hundred twenty (120) days, the performing Party will have the right to terminate this Agreement.

16.6 The addresses of the Parties hereto for communications and notices are as follows:

For USRR: J. David LaPrade
USR Resources LLC
Two Riverway, Suite 1710
Houston, Texas 77056
Email: d.laprade@usrdrilling.com

For Licensee: James W. McCabe, Jr.
Maverick Energy Group, Ltd.
135 Jenkins Street, Suite 105B-356
St. Augustine, Florida 32086
Email: mavoneg@aol.com

Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions will not be affected by such holding. In the event a part or provision of this Agreement is held unenforceable or in conflict with law affects consideration to any Party, the Parties agree to negotiate in good faith an amendment of such part or provision in a manner consistent with the intention of the Parties as expressed in this Agreement.

16.7 Each Party represents and warrants that it has the full right, power and authority to enter into this Agreement and that there are no outstanding agreements, assignments, or encumbrances to which the representing Party is bound which may restrict, or prohibit entry into, or performance under, this Agreement.

16.8 The waiver by any Party of a breach or default of any provision of this Agreement by another Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege of such Party.

16.9 This Agreement may be executed in any number of copies, but all of such counterparts together will constitute one and the same agreement. The Parties also agree to be legally bound hereby even though such signature pages as initially may be exchanged may contain only electronically-transmitted signatures.

IN WITNESS WHEREOF, the Parties hereto have caused their representatives, duly authorized for that purpose, to execute this Agreement as of the 11th day of January 2021, but effective for all purposes as of the Effective Date.

USRR:

USR RESOURCES LLC

By: [signature]
Name: J. David LaPrade
Title: CEO

Licensee:

MAVERICK ENERGY GROUP, LTD.

By: [signature]
Name: James W. McCabe, Jr.
Title: President & CEO